EXHIBIT 99.7

InterAmerican Gaming, Inc.

PINK SHEETS : IAGM

October 07, 2011 12:15 ET
InterAmerican Gaming Completes Nowphit Acquisition

TORONTO, ONTARIO--(Marketwire - Oct. 7, 2011) - InterAmerican Gaming Inc. ("IAG") (PINK SHEETS:IAGM) is pleased to announce that it has completed its Share Exchange Agreement (the "Share Exchange") with Baron Group Ventures ("BGV") and the shareholders of Nowphit Operations Inc. ("Nowphit") to acquire an 80.1% interest in Nowphit for 75,000,000 IAG common shares to be issued from treasury. The Share Exchange Agreement was executed by the Nowphit shareholders on September 28th, 2011 and has now been approved by the IAG Board of Directors and executed by its Chief Executive Officer, John Simmonds. The plans for the acquisition were originally announced by press release on July 7, 2011. As such, IAG is now the majority shareholder of Nowphit and will carry on the Nowphit business through this subsidiary. The remaining 19.9% of Nowphit remains owned by BGV whose sole shareholder and director is Marc Askenasi.

Immediately prior to the execution of the Share Exchange Agreement, IAG reached a settlement agreement with GameCorp Ltd ("GGG"). GGG agreed to release IAG of all liabilities to GGG for the issuance of 10 million new IAG common shares issued from treasury, the transfer of all of the issued and outstanding shares of IAG Peru S.A.C, and the rights to the name InterAmerican Gaming if IAG completes a name change within the next two years.
Upon completion of the Share Exchange, IAG will have the following securities issued and outstanding:

Shares issued at year end 2011	67,868,234
Shares issued for GGG Settlement	10,000,000
Shares issued per Share Exchange	75,000,000
Warrants issued	0
Options issued	0
Fully diluted	152,868,234

In conjunction with the signing of the Share Exchange, all of the directors and officers of IAG, excluding Graham Simmonds, resigned and were replaced by nominees of BGV. The Board of Directors of IAG is now made up of Graham Simmonds, Gary Schwartz, and Marc Askenasi.

The officers of IAG are now as follows:

Name	Position(s)
Marc Askenasi	President & Chief Executive Officer
Graham Simmonds	Chairman & Interim Chief Financial Officer
Gary Schwartz	Vice Chairman
Joe Mingail	VP Operations
Giancarlo De Lio	VP Products

Director and management bios can be found on the InterAmerican Gaming website at www.interamericangaming.com.

About IAG and Nowphit
IAG has acquired 80.1% of Nowphit Operations Inc., a company that has developed a new social gaming platform that empowers and inspires individuals to improve their health and fitness. Nowphit products include integrated mobile applications and complementary wireless devices that fuse the on and offline worlds. Products are expected to launch in Q1 2012.

Nowphit's mission is to revolutionize the future of fitness gamification by enabling athletes to track, train, and compete with each other in real-time via the Nowphit platform. Athletes can earn virtual rewards, such as trophies and medals, as well as real-life rewards, such as location-based coupons and special offers. The Nowphit platform also features a charity and event function that allows athletes to raise donations for a charity of their choice and remotely compete in athletic events from anywhere around the world in real-time.

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. InterAmerican Gaming Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in InterAmerican Gaming Inc. SEC filings. InterAmerican Gaming Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with InterAmerican Gaming Inc.'s business, please refer to the risks and uncertainties detailed from time to time in InterAmerican Gaming Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

For further information please visit www.interamericangaming.com.

Contact Information
InterAmerican Gaming Inc. Mr. Marc Askenasi President and Chief Executive Officer +1-416-727-6326 marc@nowphit.com www.interamericangaming.com